Exhibit 10.2

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) dated as of December 12, 2014, is between UNIVERSAL HOSPITAL SERVICES, INC., a Delaware corporation (the “Company”), and John L. Workman (the “Executive Chairman”).

The Company wishes to retain the services of the Executive Chairman, and the Executive Chairman wishes to provide the services to the Company, on the terms and conditions set forth in this Agreement.  Accordingly, the Company and the Executive Chairman agree as follows.

1.                                      Position; Duties.  The Company agrees to retain the services of the Executive Chairman, and the Executive Chairman agrees to provide the services, for the Term (as defined below) as Interim Executive Chairman of the Board of Directors (the “Board”) of the Company.  The Executive Chairman shall have all of the authorities, duties and responsibilities commensurate with his position.  Certain executives of the Company shall report to the Executive Chairman, and the Executive Chairman will act as a liaison to facilitate communication between such Company executives and the Board, provided, however, that such Company executives will continue to communicate directly with the Board and Irving Place Capital as necessary and appropriate.  It has been determined that the Executive Chairman’s interim role will not impact his standing as an “independent” director.

2.                                      Term and Termination.  The term (the “Term”) of the Executive Chairman’s services hereunder will begin on February 7, 2015 and will end upon the appointment of a Chief Executive Officer of the Company.  In addition, either party may terminate this Agreement upon 5 business days’ written notice to the other party.  Upon termination of this Agreement, notwithstanding any other provision of this Agreement, Executive Chairman will remain a Director on the Board and Executive Chairman of the Audit Committee of the Board.

3.                                      Compensation.  The Executive Chairman’s compensation will be $30,000 per month during the Term of this Agreement.  Such compensation will be prorated during the last month of the Term.  The Executive Chairman will additionally be reimbursed for reasonable expenses at the Executive Chairman’s cost.

4.                                      Confidentiality.  The Executive Chairman agrees that during and at all times after the Term, the Executive Chairman will keep secret all confidential matters and materials of the Company (including its subsidiaries and affiliates), including, without limitation, know-how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its subsidiaries and affiliates) products, processes, customers and services and other business and financial affairs of the Company (collectively, the “Confidential Information”), to which the Executive Chairman had or may have access and will not disclose such Confidential Information to any person, other than (i) the Company, its respective authorized employees and such other persons to whom the Executive Chairman has been instructed to make disclosure by the Board, (ii) as appropriate (as determined by the Executive Chairman in good faith) to perform his duties hereunder, or (iii) in compliance with legal process or regulatory requirements.  “Confidential Information” will not include any information which is in the public domain during or after the

Term, provided such information is not in the public domain as a consequence of disclosure by the Executive Chairman in violation of this Agreement.

5.                                      Survival.  This Agreement survives and continues in full force in accordance with its terms notwithstanding the expiration or termination of the Term.

6.                                      Cooperation.  During the Term and thereafter, the Executive Chairman shall reasonably cooperate with the Company and its subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, making available to the Company all pertinent information requested by the Company and all relevant documents requested by the Company which are or may come into the Executive Chairman’s possession, all at times and on schedules that are reasonably consistent with the Executive Chairman’s other activities and commitments, with due regard for such activities and commitments).  In the event the Company requires the Executive Chairman’s cooperation in accordance with this section after the termination of the Term, the Company shall reimburse the Executive Chairman for all of his reasonable costs and expenses incurred, in connection therewith, including legal fees, plus pay the Executive Chairman a reasonable amount per day for his time spent and such payments shall be made by Company on a monthly basis, but in no event later than March 15th of the calendar year following the calendar year to which such amounts relate.  The Company shall indemnify the Executive Chairman and hold him harmless from any claim, loss or damage as a result of his cooperation hereunder.

7.                                      Indemnification.  The Company shall indemnify the Executive Chairman (including, for the avoidance of doubt, advancement of legal expenses) to the fullest extent permitted by applicable law in the event he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or in the event a claim or demand for information is made or threatened to be made against him, in each case by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or, at the request of the Company, any other entity or benefit plan (except with respect to the Executive Chairman’s fraud, gross negligence, or willful misconduct).  Such obligation shall continue after any termination of employment or Executive Chairmanship with regard to actions or inactions prior thereto, and shall survive the termination of this Agreement. The Executive Chairman shall be covered by the Company’s directors and officers insurance policy upon terms and conditions no less favorable than the terms provided by the Company to any member of the Board or other senior executive of the Company.

8.                                      Successors Assigns Amendment; Notice.  This Agreement will be binding upon and will inure to the benefit of the Company and will not be assigned by the Company without the Executive Chairman’s prior written consent.  This Agreement will be binding upon the Executive Chairman and will inure to the benefit of the Executive Chairman’s heirs, executors, administrators and legal representatives, but will not be assignable by the Executive Chairman.  This Agreement may be amended or altered only by the written agreement of the Company and the Executive Chairman.  All notices or other communications permitted or required under this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, by facsimile transmission to the Company (if confirmed) or mailed (certified or registered mail, postage prepaid, return receipt requested) to the Executive Chairman or the Company at the last known address of the party, or such other address as will be furnished in writing by like notice by the Executive Chairman or the Company to the other; provided, that any notice to the Company hereunder shall also be delivered to UHS Holdco, Inc., c/o Irving Place Capital, 745 Fifth Avenue, New York, NY  10151, Attention: Robert Juneja.

9.                                      Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Executive Chairman and the Company with respect to the subject matter hereof and supersedes all such prior agreements and understandings, except as otherwise specifically provided herein.

10.                               Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

11.                               Governing Law; Jurisdiction.  This Agreement will be governed by and construed and enforced in accordance with the laws of the state of Minnesota applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws thereof.  Each of the parties agrees that any legal action or proceeding with respect to this Agreement shall be brought in the federal or state courts in the State of Minnesota (provided, that any action that can be brought in either the federal or state courts shall be brought in the federal courts) and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court in any legal action or proceeding arising out of this Agreement.  Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the court referred to in the preceding sentence.

12.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

13.                               Headings.  All headings in this Agreement are for purposes of reference only and will not be construed to limit or affect the substance of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNIVERSAL HOSPITAL SERVICES, INC.

By:
	Name:	James B. Pekarek
	Title:	Executive Vice President and
Chief Financial Officer

John L. Workman